UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant ☒                     Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

On2 Technologies, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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The following communication was disseminated on December 29, 2009 by On2 Technologies, Inc.

***IMMEDIATE ACTION REQUESTED***

PROTECT THE VALUE OF YOUR ON2 INVESTMENT
—VOTE FOR THE PROPOSED MERGER TODAY!

December 29, 2009

Dear On2 Stockholder:

According to our latest records, we have not yet received your proxy for the important special meeting of stockholders of On2 Technologies, Inc. to be reconvened on February 17, 2010.  The special meeting has already been adjourned twice with the approval of On2 stockholders in order to provide additional time to solicit proxies on the merger proposal, whereby On2 would merge with a wholly owned subsidiary of Google Inc.  At the time of the most recent adjournment on December 23, 2009, a majority of On2’s outstanding shares of common stock that had been voted were voted in favor of each of the merger proposal and the adjournment proposal.  However, approval of the merger proposal requires the affirmative vote of a majority of the issued and outstanding shares of On2's common stock, as opposed to just a majority of the shares voting.

In this important vote, you are being asked to consider a proposed merger with a subsidiary of Google Inc. If the merger is approved, you will receive .0010 of a share of Google Class A Common Stock in exchange for each share of On2 common stock that you own, and/or cash payable in lieu of any fractional shares, without interest.  On the other hand, if the proposed merger is not approved, the value of your On2 investment could be materially affected.

Please help your company avoid the expense of further solicitation by voting TODAY—by telephone, via the Internet, or by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Your Board of Directors Strongly Recommends
that Stockholders Vote FOR the Proposed Merger Today

The transaction delivers a significant premium to On2 stockholders.  Based on Google’s closing stock price on December 28, 2009, the day prior to the date of this letter, of $622.87 this would represent value of approximately $0.62 per On2 share based on the .0010 exchange ratio described above. This price represents a premium of:

   · Approximately 62% over the closing price of On2 Common Stock on August 4, 2009 (the trading day on which the Board of Directors approved the merger agreement);

   · Approximately 77% over the average closing price of On2 Common Stock over the 12-month period ending on August 4, 2009.

In addition, the nation’s three leading independent proxy advisory firms—RiskMetrics Group, Glass Lewis & Co. and PROXY Governance, Inc.—each recommend to their subscribers that On2 stockholders vote to approve the proposed merger.  The analyses and reports of these independent firms are relied upon by hundreds of major institutional investment firms, mutual funds, pension funds and other fiduciaries.  None of these firms received any payments from On2 or Google in connection with their recommendations.

As discussed in previously distributed materials, there are a number of risks related to On2’s business if the proposed merger is not consummated.  For example, On2 has experienced significant operating losses and negative cash flows to date.  It is possible that we will continue to incur operating losses for the foreseeable future as we fund operating and capital expenditures to implement our business plan, and we may not be able to obtain the financing necessary to fund our operations on terms that are acceptable, if at all – which, in turn, could materially adversely affect our financial condition.

We believe that the proposed merger with Google provides a significant opportunity for On2 stockholders to receive value now for their shares that is greater than any uncertain long-term value that might be realized were On2 to remain independent.  To put it plainly, your Board of Directors believes that the proposed merger is in the best interests of On2 stockholders and strongly recommends that On2 stockholders vote FOR the proposed merger.

We believe this transaction is critical to the value of your investment and to your company.  We urge you to vote today.

Thank you for your attention to this matter.

Very truly yours,

The Board of Directors

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY
OR HOW FEW SHARES YOU MAY OWN!

If you have any questions, or need assistance in voting
your shares, please call our proxy solicitor,

INNISFREE M&A INCORPORATED

TOLL-FREE: (877) 456-3488
INTERNATIONAL SHAREHOLDERS PLEASE CALL: +1 (412) 232-3565

About On2 Technologies

On2 creates advanced video compression technologies that power the video in today's leading desktop and mobile applications and devices. On2 customers include Adobe, Skype, Nokia, Infineon, Sun Microsystems, Mediatek, Sony, Brightcove, and Move Networks. On2 is also an industry leader in video transcoding software and services. On2 Technologies is headquartered in Clifton Park, New York. For more information visit www.on2.com.

Additional Information and Where to Find It

Google filed a Registration Statement with the SEC in connection with the proposed merger, which includes a Proxy Statement of On2 and also constitutes a Prospectus of Google. The definitive proxy statement/prospectus, dated November 3, 2009, was mailed to holders of On2 Common Stock identified as of October 20, 2009, which was the notice record date for the December 18, 2009 special meeting, and as of December 3, 2009, which was the voting record date for the December 18, 2009 special meeting. In addition, Google plans to file a supplement to the definitive proxy statement/prospectus, dated November 3, 2009, which will also be mailed to all holders of On2 Common Stock as of January 15, 2010, the new record date for the reconvened special meeting.  The Registration Statement, the proxy statement/prospectus and the prospectus supplement contain important information about Google, On2, the proposed merger and related matters. Investors and security holders are urged to read the Registration Statement, the proxy statement/prospectus (including any amendments to it), and the prospectus supplement carefully. Investors and security holders may also obtain free copies of the Registration Statement, the proxy statement/prospectus, and the prospectus supplement (once it is filed) and other documents filed with the SEC by Google and On2 through the web site maintained by the SEC at www.sec.gov and by contacting Google Investor Relations at +1-650-253-7663 or On2 Investor Relations at +1-518-881-4299. In addition, investors and security holders can obtain free copies of the documents filed with the SEC on Google’s website at investor.google.com and on On2’s website at www.on2.com.

Forward-Looking Statements

Information set forth in this communication contains forward-looking statements, which involve a number of risks and uncertainties. All statements included in this communication, other than statements of historical fact, that address activities, events or developments that On2 expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements represent On2’s reasonable judgment on the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause actual outcomes and/or On2’s financial position to differ materially from those contemplated by the statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “believe,” “expect,” “will,” “anticipate,” “should,” “plans” and other words of similar meaning. On2 cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Investors should not rely on forward-looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from On2’s expectations. Risks and uncertainties include, among others: the extent to which On2 will continue to incur operating losses in the future; the risk that the conditions to merger set forth in the agreement and plan of merger will not be satisfied and the transaction will not be consummated; uncertainties as to the timing of the merger; uncertainties as to whether holders of On2 Common Stock will approve the merger proposal at the reconvened On2 special meeting or at any adjournments thereof; changes in On2’s business during the period between now and the effective time of the merger that could cause a condition to closing not to be satisfied; as well as other factors detailed in On2’s and Google’s filings with the SEC, including the definitive proxy statement/prospectus, any amendments or supplements thereto and subsequent SEC filings.

Additional information concerning risk factors is contained from time to time in On2’s SEC filings. On2 expressly disclaims any obligation to update the information contained in this communication. The foregoing risks and uncertainties included herein are not exhaustive.